EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Separation Agreement") is made by and between Alexander M. Davern ("Executive") and National Instruments Corporation (the "Company") (collectively referred to as the "Parties" or individually referred to as a "Party"). Terms capitalized herein but not defined herein shall have the meanings given to them in that certain Transition Agreement by and between the Parties to which this Exhibit is attached (the "Transition Agreement").

RECITALS

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
COVENANTS

1.Consideration. In consideration of Executive’s execution of this Separation Agreement, and contingent upon Executive’s fulfillment of all of the terms and conditions set forth herein, and provided Executive does not revoke the Separation Agreement under Section 6 below, the Company agrees as follows:
a.    Continued Employment During the Transition Period. The Company has allowed Executive to continue employment with the Company during the Transition Period in consideration for his agreement to sign this Separation Agreement on or after the Termination Date.
b.    Severance Following the Transition Period. Further, provided Executive has met the conditions of Section 1(b) or 1(c) of the Transition Agreement, as may be applicable, the Company agrees to provide Executive with the following additional consideration:1
i.    Accelerated Vesting. On the Effective Date of this Agreement, the Equity Awards that are subject only to service-based vesting will vest as to the portion of each applicable Equity Award that would be scheduled to vest if Executive had remained employed through May 5, 2021. For the avoidance of doubt, the Equity Awards subject to performance-based vesting will not vest pursuant to this Separation Agreement.
ii.    Equity Awards Remain Subject to the Equity Documents. Section 1(b)(i) expressly acts as an amendment to the Equity Documents memorializing any Equity Awards. Other than as amended by Section 1(b)(i), the Equity Awards will continue to be governed by the terms and conditions of the Equity Documents.

1 In the event Executive is eligible for a lump sum payment of any remaining base salary for the Transition Period in accordance with Section 1(c) of the Transition Agreement, the following is to be included in this Subsection 1(b):
Lump Sum Payment. The Company additionally agrees to pay Executive the amount of $[Insert], less applicable withholding, reflecting any remaining base salary payment owed to Executive in accordance with Section 1(c) of the Transition Agreement. The Company will make such payment within ten (10) days of the Effective Date of this Separation Agreement.

iii.    COBRA. The Company shall reimburse Executive for, or pay directly on Executive’s behalf, the premiums for healthcare continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for Executive and Executive’s eligible dependents (as applicable) through May 31, 2021, or until Executive has secured health insurance coverage through another employer, whichever occurs first, provided Executive timely elects COBRA continuation coverage within the time period prescribed pursuant to COBRA. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Executive a taxable payment in an amount equal to the monthly COBRA premium that he would be required to pay to continue the Executive’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence in the month following the month of the Termination Date and continue for the period of months indicated in this Section 1(b)(iii).
c.    Acknowledgement. Executive acknowledges that without this Separation Agreement, Executive is otherwise not entitled to the consideration listed in this Section 1.

2.    Equity Awards. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Executive is entitled to receive from the Company, pursuant to the vesting of outstanding Equity Awards, Executive will be considered to have vested only up to the Termination Date (including any vesting acceleration set forth in Section 1(b)(i)). All unvested shares subject to outstanding Equity Awards as of the Termination Date will terminate on the Termination Date (excluding, for avoidance of doubt, any shares for which vesting is accelerated under Section 1(b)(i)). Other than as set forth in Section 1(b)(i) of this Separation Agreement, the Equity Awards shall continue to be governed by the terms and conditions of the Equity Documents. Executive acknowledges and agrees that the number of restricted stock units subject to Equity Awards subject to service-based vesting eligible to vest during 2019, 2020 and 2021, including the number eligible to accelerate vesting upon the Termination Date pursuant to Section 1(b)(i) of this Agreement are as set forth in the Equity Award Table.

3.    Benefits. Executive’s health insurance benefits shall cease on the last day of the month in which he is employed by the Company, subject to his right to continue his health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.

4.    Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Separation Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation that may be due to Executive, including any in connection with the Employment Agreement or otherwise.

5.    Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, "Releasees"). Executive, on Executive’s behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any Releasee arising from any omissions, acts, facts, or damages occurring up until and including the date Executive signs this Separation Agreement, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship, including any claims related to the Employment Agreement or any other agreement with the Company;

b.    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, the Texas Payday Act, the Texas Workers’ Compensation Act, and Chapter 21 of the Texas Labor Code (also known as the Texas Commission on Human Rights Act);

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Separation Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Separation Agreement. This release does not release claims that cannot be released as a matter of law. Any disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Separation Agreement, except as required by applicable law. This release does not extend to any right Executive may have to unemployment compensation benefits.

6.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Separation Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Separation Agreement; (b) he has twenty-one (21) days within which to consider this Separation Agreement; (c) he has seven (7) days following his execution of this Separation Agreement to revoke this Separation Agreement; (d) this Separation Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Separation Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Separation Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Separation Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Chairman of the Company’s Board of Directors with a copy to its General Counsel that is received prior to the Effective Date. The Parties agree that changes to this Separation Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period referenced above.

7.    Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the releasee. Executive, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

8.    No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9.    Application for Employment. Executive understands and agrees that, as a condition of this Separation Agreement, Executive shall not be entitled to any future employment with the Company, and he hereby waives any right, or alleged right, of employment or re-employment with the Company. Executive further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

10.    Trade Secrets and Confidential Information/Company Property. Executive agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company. Executive understands that "Confidential Information" means any Company or associated third party proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom he has called or with whom he became acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to him by the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment. Executive further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of his or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Executive hereby grants consent to notification by the Company to any new employer about his obligations under this section. Executive represents that he has not to date misused or disclosed Confidential Information to any unauthorized party. In connection with Executive’s agreement to protect the Company’s Confidential Information, Executive reaffirms and agrees to observe and abide by the terms of the Surviving Provisions. Executive’s signature below constitutes Executive’s certification that Executive has returned all documents and other items provided to Executive by the Company, developed or obtained by him in connection with his employment with the Company, or otherwise belonging to the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Executive), including any provided during the Transition Period.

11.    No Cooperation. Subject to the Protected Activity provision below, Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Separation Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

12.    Protected Activity Not Prohibited. Executive understands that nothing in this Separation Agreement, or any other agreement or policy of the Company, shall in any way limit or prohibit Executive from engaging in any Protected Activity. Protected Activity includes filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board ("Government Agencies"). Executive understands that in connection with such Protected Activity, he is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Executive further understands that "Protected Activity" does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

13.    Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

14.    No Admission of Liability. Executive understands and acknowledges that with respect to all claims released herein, this Separation Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive unless such claims were explicitly not released by the release in this Separation Agreement. No action taken by the Company hereto, either previously or in connection with this Separation Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

15.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Separation Agreement.

16.    ARBITRATION. EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS SEPARATION AGREEMENT, THEIR INTERPRETATION, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE "FAA") AND THAT THE FAA SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. EXECUTIVE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EXECUTIVE’S INDIVIDUAL CAPACITY. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN TRAVIS COUNTY, TEXAS BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES,

INC. ("JAMS"), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES ("JAMS RULES"). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH TEXAS LAW, INCLUDING THE TEXAS RULES OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL TEXAS LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH TEXAS LAW, TEXAS LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

17.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Separation Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. The Parties agree and acknowledge that the payments made pursuant to Section 1 of this Separation Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).

18.    Section 409A. It is intended that this Separation Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder ("Section 409A") and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Separation Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Payments under Section 1 of this Separation Agreement will be made no later than March 15, 2021. The Company and Executive will work together in good faith to consider either (a) amendments to this Separation Agreement; or (b) revisions to this Separation Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

19.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Separation Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Separation Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Separation Agreement shall continue in full force and effect without said provision or portion of provision.

21.    Entire Agreement. This Separation Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Separation Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Separation Agreement and Executive’s relationship with the Company. This Separation Agreement does not supersede and replace the Surviving Provisions.

22.    No Oral Modification. This Separation Agreement may only be amended in a writing signed by Executive and the Company’s Chairman of the Board or a duly authorized member of the Board.

23.    Governing Law. This Separation Agreement shall be governed by the laws of the State of Texas, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Separation Agreement shall be governed by the FAA. Executive consents to personal and exclusive jurisdiction and venue in the State of Texas.

24.    Effective Date. Executive understands that this Separation Agreement shall be null and void if not executed by Executive within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Separation Agreement to revoke it. This Separation Agreement will become effective on the eighth (8th) day after Executive signed this Separation Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the "Effective Date").

25.    Counterparts. This Separation Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Separation Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

26.    Voluntary Execution of Agreement. Executive understands and agrees that he executed this Separation Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) he has read this Separation Agreement; (b) he has been represented in the preparation, negotiation, and execution of this Separation Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Separation Agreement and of the releases it contains; (d) he is fully aware of the legal and binding effect of this Separation Agreement; and (e) has not relied upon any representations or statements made by the Company that are not specifically set forth in this Separation Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Separation Agreement on the respective dates set forth below.

ALEXANDER M. DAVERN

May 5, 2020		/s/ Alexander M. Davern
Alexander M. Davern

NATIONAL INSTRUMENTS CORPORATION

May 5, 2020	By:	/s/ Michael McGrath
Michael McGrath
Chairman of the Board